As filed with the Securities and Exchange Commission on June 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Five Point Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-0599397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2000 FivePoint, 4th Floor

Irvine, California 92618

(Address of Principal Executive Offices, including zip code)

Five Point Holdings, LLC 2023 Incentive Award Plan

(Full title of the plan)

Michael A. Alvarado

Chief Legal Officer, Vice President and Secretary

Five Point Holdings, LLC

2000 FivePoint, 4th Floor

Irvine, California 92618

(Name and address of agent for service)

(949) 349-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Five Point Holdings, LLC, a Delaware limited liability company (the “Company” or the “Registrant”), to register 12,152,695 Class A Common Shares, no par value, of the Company (the “Class A Common Shares”), consisting of 7,500,000 Class A Common Shares newly reserved for issuance under the Five Point Holdings, LLC 2023 Incentive Award Plan (the “Plan”), 988,355 Class A Common Shares that remained available for issuance under the Company’s Amended and Restated 2016 Incentive Award Plan (the “Prior Plan”), and 3,664,340 Class A Common Shares that may become available for future issuance under the Plan in the event of the termination or cancellation of outstanding awards on or after June 7, 2023 under the Prior Plan, which may be issued to eligible employees, non-employee directors, and consultants of the Company and its designated subsidiaries under the Plan, which was approved by our Board of Directors on April 25, 2023 and by our shareholders on June 7, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that the Company files later with the SEC will automatically update and in some cases supersede this information. Specifically, the Company incorporates by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March  6, 2023, including information specifically incorporated by reference into our Form 10-K from our Definitive Proxy Statement for our 2023 Annual Meeting of Shareholders filed with the SEC on April  28, 2023;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on April 24, 2023;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on January  4, 2023, January  19, 2023, April  20, 2023, and June 7, 2023;

(d) The description of the Class  A Common Shares filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including any amendment or report filed with the SEC for the purpose of updating such description; and

(e) Future filings the Company and the Plan make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and before the filing of any post-effective amendment to this Registration Statement that indicates that all securities offered under this Registration Statement have been sold or that deregisters all such securities then remaining unsold. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise be included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein, including in any exhibit, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the SEC is 001-38088.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 108 of the Delaware Limited Liability Company Act empowers the Company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever, except as set forth in the limited liability company agreement. The Company’s Second Amended and Restated Limited Liability Company Agreement (the “operating agreement”) provides that the Company’s directors and officers are not liable to the Company or its shareholders unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

The operating agreement includes provisions that indemnify the Company’s directors and officers against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any of the Company’s directors or officers may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been one of the Company’s directors or officers. However, the Company’s directors and officers shall not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such director or officer is seeking indemnification, the director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

The operating agreement also provides that expenses (including legal fees and expenses) incurred by the Company’s officers and directors in defending or otherwise participating in any indemnification claim, demand, action, suit or proceeding shall be advanced by the Company, prior to a final and non-appealable determination that such director and officer is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of such director or officer to repay such amounts if it ultimately shall be determined that such director or officer is not entitled to be indemnified.

The Company has entered into indemnification agreements with each of its executive officers and directors in which the Company agrees to indemnify its executive officers and directors against all expenses and liabilities, and pay or reimburse their reasonable expenses in advance of final disposition of a proceeding, if they are made or threatened to be made a party to a proceeding by reason of their service to the Company, unless a court of competent jurisdiction determines that the director or officer acted in bad faith or engaged in fraud or willful misconduct. The Company is also expressly authorized to carry directors’ and officers’ liability insurance to protect the Company, its directors, officers and certain employees against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-8:

Exhibit No.	Exhibit Description

4.1	Certificate of Formation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed on April 7, 2017 (File No. 333-217213))

4.2	Second Amended and Restated Limited Liability Company Agreement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 19, 2017)

4.3	Description of Shares (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019)

5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities being registered

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, independent registered public accountants

24.1	Power of Attorney (included on the signature page hereto)

99.1	Five Point Holdings, LLC 2023 Incentive Award Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed on April 28, 2023)

107	Calculation of Filing Fee Table

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 8, 2023.

FIVE POINT HOLDINGS, LLC

By:	/s/ Daniel Hedigan
Name: Daniel Hedigan
Title: Principal Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Daniel Hedigan and Michael Alvarado, or any of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Daniel Hedigan	Chief Executive Officer	June 8, 2023
Daniel Hedigan	(Principal Executive Officer)

/s/ Leo Kij	Interim Chief Financial Officer	June 8, 2023
Leo Kij	(Principal Financial and Accounting Officer)

/s/ Kathleen Brown	Director	June 8, 2023
Kathleen Brown

/s/ William Browning	Director	June 8, 2023
William Browning

/s/ Evan Carruthers	Director	June 8, 2023
Evan Carruthers

/s/ Jonathan Foster	Director	June 8, 2023
Jonathan Foster

/s/ Emile Haddad	Director	June 8, 2023
Emile Haddad

/s/ Gary Hunt	Director	June 8, 2023
Gary Hunt

/s/ Stuart Miller	Director	June 8, 2023
Stuart A. Miller

/s/ Michael Rossi	Director	June 8, 2023
Michael Rossi

/s/ Michael Winer	Director	June 8, 2023
Michael Winer